EXHIBIT 10.16

                    OCEANEERING INTERNATIONAL, INC.
                         1997 BONUS AWARD PLAN

The 1997 Bonus Award Plan is approved by the Company's Board of Directors and administered by its Compensation Committee. Individuals who are nominated and approved for inclusion in the Plan will be reviewed after final year end results are completed. Recommendations for cash bonus awards will be based on the accomplishment of results (Individual, Profit Center and Total Company) in order to determine the amount of award, if any, to be made. People must be amongst the nominated group for eligibility, and be employed by the Company at the time of funding. Bonuses will be earned when paid. Individuals, as designated, will be subject to a maximum bonus eligibility of 10% - 100% of current base salary.

The 1997 Bonus Award Plan is based on achieving specific results by the Individual, his Profit Center and the Total Company. In order to integrate each of these performances in a fashion that benefits the Shareholders and Employees, each item is interrelated. The amount of award recommendation will be based on the following methodology:

Individual Coefficient

     The Individual Coefficient is determined by taking the individual's weighted average evaluation of objectives achieved times the individual's salary maximum. This is the beginning step in determining the final award. An individual's performance must meet certain minimum criteria or he is eliminated from bonus award consideration.

Profit Center Results Contribution

     The Profit Center Contribution is determined by comparing the Profit Center Net Income Objective with the results achieved and determining the Contribution to the Individual Coefficient.

     Should the Profit Center results be below a specified amount, all the individuals in that Profit Center may be eliminated from the Award Program. The President may review the performance of areas within the region on a case-by-case basis and take appropriate action. Should the actual results be equal to or greater than such specified amount, the individual becomes eligible for an award.

Oceaneering International, Inc. Results Contribution

     The Company Results Contribution is determined by comparing the Company's FY97 Net Income Result with the Objective planned. The results achieved determine the multiplier that will be used. Thus, an individual may, subject to the determined maximum, be recommended for an award equal to the Individual Coefficient times the Profit Center Contribution times the Company Results Contribution times current base salary.

Participants in the 1996 Restrictive Stock Incentive Program have the option to receive any bonus subsequently awarded by the Compensation Committee under the 1997 Bonus Award Plan in cash, cash and restricted
stock or restricted stock.   Any restricted stock would be awarded
pursuant to all terms and conditions, including vesting and tax assistance payments of the 1996 Restricted Stock Incentive Program, except that one-quarter of such restricted amount would vest at the time of the bonus award and the remainder would rest in equal installments at the end of each of the following three years in accordance with agreement.

The 1997 Bonus Award Plan is in effect FY97. A similar plan may or may not be approved for FY98. It is extremely important that the Company continue improved results in FY97. All participants must be committed to a reward system based on achieving results. The Company is entrepreneurially oriented and must use its maximum creativity, effort and determination in achieving individual results that collectively increases its Shareholders' Net Wealth. The 1997 Bonus Award Plan is structured to foster that position.

August 23, 1996